Exhibit 99.1

Zoom® Telephonics Enters into Brand License Agreement For Cable Modem Products in the USA and Canada Effective January 1, 2016

Boston, MA, May 18, 2015 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of cable modems and other communications products, today announced the signing on May 14, 2015 of an exclusive license agreement with Motorola Mobility LLC for the Motorola brand in connection with consumer cable modem products, including cable modem bridges, cable modem/routers, and cable set-top boxes containing cable modems, for the USA and Canada. The agreement begins on January 1, 2016 and runs through December 31, 2020.

 “Motorola is a leading brand of cable modems at retail, and we’re honored and thrilled to be licensing this powerful brand,” said Frank Manning, Zoom’s President and CEO. “This license has the potential to grow Zoom’s sales dramatically.   We are committed to the hard work necessary to take advantage of this significant opportunity to grow Zoom’s business, and we are looking forward to working with Motorola Mobility and Motorola cable modem retailers, distributors, and service providers to make this transition smooth and successful for them.  Zoom plans to develop an extensive line of Motorola branded cable modems, and will continue to enhance its product development, support, and quality efforts in order to provide superb quality and outstanding customer support.”

Zoom has scheduled a conference call for Tuesday, May 19, 2015 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if you are in the USA, and international callers may dial (706) 643-5255.  The conference ID is 49107952. Shortly after the conference call, a recording of the call will be available on Zoom’s website at www.zoomtel.com/investor.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communications products. For more information about Zoom and its products, please see www.zoomtel.com .

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

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Forward-looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; the uncertainty of future revenues for cable modems; unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.